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                                                                     Exhibit 1.1


                EMPRESAS ICA SOCIEDAD CONTROLADORA, S.A. DE C.V.
                                     BYLAWS


                                    ARTICLE I
                      NAME, PURPOSE, DOMICILE AND DURATION

FIRST - The name of the company is EMPRESAS ICA SOCIEDAD CONTROLADORA and this name will always be followed by the words SOCIEDAD ANONIMA DE CAPITAL VARIABLE or the abbreviation "S.A. DE C.V."

SECOND - The purpose of the company is as follows:

1. - To promote, establish, organize, exploit, acquire and take part in the capital stock or equity of all genres of business corporations or civil partnerships or any other entity, both national and foreign, as well as to take part in their administration or liquidation.

2. - To acquire, under any legal equity, shares, interests, certificates of profit-sharing, bonds, debentures, partnership interests and all types of credit instruments, of any type of business corporation, trust or joint venture, be it forming part of their incorporation or by means of a post acquisition, as well as selling, providing and negotiating such shares, certificates of profit-sharing, equity interests, bonds, debentures, including any other credit instruments.

3. - To act as an agent, representative or commission broker of individuals or corporate entities, be they Mexican or foreign.

4. - To engage in all types of commercial or industrial activities allowed by law.

5. - To obtain all types of loans or credit, issuing debts, bonds, commercial paper and any other negotiable instrument or equivalent instrument, with or without the granting of specific collateral by means of a pledge, mortgage, trust or under any other legal security; to grant any other type of financing or loan to business corporations or civil partnerships, businesses and institutions with which the Company has business relations or an equity interest, receiving or not specific collateral or personal guarantees.

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6. - To grant and receive all types of personal guarantees, collateral and debt guarantees by endorsement or negotiable instrument drawn on corporations, associations and institutions in which the Company has interest or shares, or with which the Company has business relations or relations with any third party being able to, in addition, be guarantor or in any other nature, including that of joint or severally liable debtor, to guarantee debts and obligations of third parties.

7. - To subscribe, issue, draw and guarantee by endorsement all types of negotiable instruments, as well as to accept them and endorse them.

8. - To acquire, lease, use and enjoy, exploit, commercialize personal property and real estate necessary for its establishment, as well as the buying and selling of other property or real estate that is required for achieving its objectives.

9. - To acquire, register, preserve, use, sell, transfer, lease, cede the use of and, in general, dispose of all types of patents, brands, patent certificates, commercial names, utility models, industrial designs, industrial secrets and any other industrial property rights, as well as copyrights, options about them and preferences, be it in Mexico or abroad.

10.- To sign, grant and execute all documents, of whatever legal nature, that are considered necessary or convenient for the achievement of the above objectives.

THIRD - The domicile of the company will be Mexico City, Federal District, but it may establish agencies or branches within or outside of the Mexican Republic, which will not be understood as a change of domicile.

FOURTH - The duration of the Company is ninety-nine years, starting on the day of its incorporation.

FIFTH - No foreign person, whether an individual or a corporate entity, or Mexican company that does not have the exclusion of foreigners clause in its by-laws may have any direct or indirect participation or may own Company shares. The Company will never acknowledge rights of shareholders to the above-mentioned investors and companies. If for any reason any of said persons, investors or companies acquire an equity interest or become the owner of one or more Company shares, thereby contravening the

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above mentioned provision, it is agreed as of this time that said participation will be null and void and consequently cancelled and the equity interest in question will have no value nor will the certificates that represent it, and the capital stock will be reduced by an amount equal to the value of the cancelled participation.


                                   ARTICLE II
                               ABOUT CAPITAL STOCK
                                    CHAPTER I
                             ABOUT THE CAPITAL STOCK

SIXTH - The capital stock of the Company is variable. The minimum fixed capital without right to withdrawal is $480,713,069.97 (four hundred eighty million seven hundred thirteen thousand sixty-nine pesos and 97/100 National Currency) represented by 434,971,287 registered common shares with no-par value, fully subscribed and paid.

The variable portion of the capital stock may not be higher than ten times the amount of the minimum fixed capital without right to withdrawal and will be represented by registered common shares with no-par value.

There shall be only one class of shares, which will grant equal rights and obligations to their holders. Each share issued due to an increase of the capital stock or for any other reason will constitute the issuance of a new series of shares which will be identified with a consecutive number followed by the year, unless the shareholders' meeting resolves otherwise.

Companies in which this Company is the majority stockholder or holds a majority equity interest may never invest, directly or indirectly, in shares of this Company or in shares of any other company which is a majority shareholder of this Company, or which without being so, said companies know that it is a shareholder of this Company, except in the case that said companies acquire shares of this Company to comply with sales options or plans granted or designed or that may be granted or designed in favor of the employees of said companies.

SEVENTH - The capital stock may be increased or decreased by resolution of an ordinary or extraordinary shareholders' meeting, as the case may be, in accordance with the rules contained in this clause.


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Increases or decreases of the Company's fixed minimum portion of the capital stock may only be decreed or the maximum limit of the variable portion may only be modified by resolution of the Extraordinary Shareholders' Meeting to approve its corresponding amendment to the Company's by-laws. The Company may increase its capital and issue unsubscribed shares for placement among the general public, pursuant to the provisions of Article 81 of the Stock Market Law.

Within the limits stipulated in the Sixth Clause of these by-laws, increases or decreases of the variable portion of the capital stock may be effected by resolution of the Ordinary Shareholders' Meeting and the respective minutes must be notarized, without the need of registering the respective public deed in the Public Registry of Commerce, except when the shareholders exercise their right to withdrawal, under the terms of the Ninth Clause of the by-laws, or when increases or decreases of the capital to which section I of article 14 Bis 3 of the Stock Market Law makes reference, are concerned.

(Sole Circular Art. 8 sec.I subsection "a")

No increase in capital may be decreed until all the shares previously issued have been fully paid. When adopting the capital increase resolutions, the Shareholders' Meeting (the" Meeting"), that resolves upon the increase, or any subsequent Shareholders' Meeting, will determine the terms and rules in accordance with which said increase is to be carried out.

Shares issued as an increase of the variable portion of the capital stock and through a resolution of the Meeting resolving that upon their issuance must be deposited in the Company Treasury so that they could be surrendered as the shares are subscribed, may be offered for subscription and payment by the Board of Directors according to the powers granted to the Board by the Shareholders' Meeting, however it must give Company shareholders the preference of subscription referred to in this clause.

Capital stock increases may be effectuated by a capitalization from the reserve of profits pending application or by surpluses or payment in cash or in kind. For increases by capitalization of reserves of profits pending application or by surpluses, all the holders that have subscribed shares, paid and outstanding at the time of said increase will be entitled to the proportional part

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corresponding to the new shares, issued as a result of the capitalization.

In increases by payment in cash or in kind, shareholders of shares that are subscribed, paid and outstanding at the time the increase is determined will have a preference to subscribe the new shares issued or placed in circulation throughout a period of fifteen days, starting from the date of publication of the respective notice, in the official newspaper of the Company's place of business, to which the shareholders give this publication the character of "Official Gazette" of the place of business, or in the alternate, that date is calculated as of the date the Meeting is held if all of the shares of the capital stock are represented at the meeting.

If after the expiration of the term during which shareholders were entitled to exercise their preferential right by this Clause, there remained unsubscribed shares, then these are to be offered for subscription and payment under the conditions and terms determined by the Meeting that resolved the capital stock increase or by the terms determined by the Board of Directors, in such case, at a price that may not be lower than the price at which they were offered to the Company shareholders for subscription and payment.

The shareholders will not enjoy the preferential rights mentioned in the above paragraphs when the following conditions exist: (i) the merger of the Company,
(ii) conversion of liabilities, (iii) public offering under the terms provided by Article 81 of the Stock Market Law and the first paragraph of this clause,
(iv) the increase of capital stock by means of payment in kind for the shares issued, or by canceling Company liabilities, and (v) placing shares acquired by the Company in accordance to the Tenth Clause of these By-Laws.

Every capital stock increase must be registered in the specific books to be kept by the Company for these purposes.


                                   CHAPTER II
                      ABOUT DECREASES OF THE CAPITAL STOCK

EIGHTH - Decreases of the minimum fixed portion of the capital stock referred to in the Seventh Clause of these By-laws, may be effectuated in order to absorb losses, reimburse shareholders for their shares or release them of payments not made and for cases

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where the shareholders exercise their withdrawal rights provided in the Ninth
Clause of these By-laws. The decreases in the minimum fixed portion of the capital stock in order to absorb losses may be effectuated without the need to extinguish shares, by virtue of the fact that they are no-par value shares.

NINTH - The reduction of the variable portion of the capital stock may be effectuated by a partial or complete withdrawal of the shareholders' contributions, following a previous written notice addressed to the President of the Board of Directors, of their intentions to withdraw, which will be effective at the end of the fiscal year in question if the notice is received prior to the last quarter of the fiscal year, and at the end of the following year, if received at a later time. However, shareholders may not exercise their right of withdrawal if as a result of said withdrawal the fixed portion of the capital stock not subject to withdrawal is affected.

In the event that the President of the Company's Board of Directors received requests for withdrawals that would result in reducing the total amount of the minimum fixed portion of the capital stock, the Company will be obligated to satisfy only those requests whose reimbursement does not cause a reduction of the minimum fixed portion of the capital stock, giving priority to the requests it receives first in time.

In the event that the President of the Company's Board of Directors received various simultaneous requests for withdrawals that would result in reducing the total amount of the minimum fixed portion of the capital stock, the Company may only decree the reimbursement of those shares whose withdrawal will not provoke the reduction of the minimum fixed portion of the capital stock, and said reimbursement will be effectuated in proportion to the number of shares of each shareholders' simultaneous request.


The procedure for exercising the right of withdrawal foreseen in this clause, in addition to complying with the provisions of Articles 220 and 221 of the General Business Law, will be subject to the condition that the respective reimbursement will be paid in accordance with the lower of the following two values: (1) 95% of the quotation value on the Stock Exchange, obtained from the average weighted price by volume of transactions effected during the last thirty days in which the Company's shares were negotiated prior to the date on which the withdrawal is to be effected, during a period not to exceed six months; or (2) the book value of shares

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according to the balance sheet corresponding to the closing of the immediately previous period in which the withdrawal is to become effective, previously approved by an Ordinary Shareholders' Meeting. In case the number of days in which the shares were negotiated during the period indicated in the preceding paragraph is less than 30, then the days that would have been effectively negotiated will be used. In the event that the shares are not negotiated in said period, the book value of the shares will be taken. (Sole Circular Art.8, sec.I subsection "c")

Payment of the reimbursement will be enforceable against the Company as of the date following the Ordinary Shareholders' Meeting that approved the balance sheet for the period in which the withdrawal is to be effective.

All decreases of the capital stock will be registered in the specific books to be maintained by the Company for these matters.

TENTH - The Company may acquire shares of its own capital stock in accordance with the following procedure: the acquisition will be realized through the Stock Exchange, at the current market price, and the prohibition established in the first paragraph of article one hundred thirty-four of the General Business Law will not apply, provided that the purchase is made against the stockholders' equity so long as said shares pertain to the company or, in such case, to the capital stock; in the event that it is resolved to convert them into treasury shares in which case a resolution of the Shareholders' Meeting will not be required.

An Ordinary Shareholders' Meeting must expressly resolve, for each fiscal period, the maximum amount of funds that may be used to purchase its own shares, the only limitation being that the total amount of funds that may be used for said purpose may never be greater than the total balance of net profits of the Company, including withheld profits. On the other hand, the Board of Directors will designate for such purpose the one or more persons responsible for acquiring and placing the shares of the Company.

So long as the shares belong to the Company, they may not be represented at any type of Shareholders' Meetings.

The shares that belong to the Company or in such case, the treasury shares, as referred to in this first clause, without detriment to the provisions of the General Business Law, may be placed among the public investors, and for this latter case, the

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increase of the capital stock will not require a resolution of a Shareholders'
Meeting or a resolution of the Board of Directors for their placement.

Purchase and placement transactions may never exceed twenty five percent of the capital stock, in the case of shares other than ordinary shares, or result in a failure to comply with the requirement to maintain the registration on the list of securities of the exchange in which they are quoted.

The purchase and placement of shares contemplated in this clause, their proper reports which are to be presented to an Ordinary Shareholders' Meeting, the rules for reflecting them in the financial information, as well as the form and terms in which these transactions are announced to the National Banking and Securities Commission, to the respective Stock Exchange and to the public investor, will be subject to the general provisions issued by cited Commission.

ELEVENTH - The corresponding Shareholders' Meeting may resolve the issuance of shares without voting rights, shares with limitations of other corporate rights or shares of restricted vote other than those foreseen in article 113 of the General Business Law, without adhering to what is established in article 198 of the cited Law, provided that the Company has obtained the express authorization of the National Banking and Securities Commission and the issuance conforms to the following:

A) The issuance of shares other than common shares shall not exceed twenty-five percent of the capital stock that is placed among the public investors, of the total Company's shares that are also placed in the same market.

B) The issuance of shares other than common shares may be issued up to an additional twenty-five percent, with prior authorization from the National Banking and Securities Commission, provided that this last percentage be represented by shares without the right to vote, with the limitation of other corporate rights or by shares of restricted vote, which in all cases must be convertible to common shares in a period no greater than five years, beginning from the time of their placement.

C) In order to determine the percentages referred to above, neither the shares nor the trust titles that represent them will be considered, and depending on the nationality of the shareholder,

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limit the right to vote in compliance with the applicable legal provisions of the foreign investment law.

D) No mechanisms may be negotiated or offered to the public investor, jointly, common shares and restricted shares or with limited vote or without the right to vote, except that the latter may be convertible into common shares in a maximum period of five years, or that, depending on the nationality of the shareholder, the shares or trust titles that represent them limit the right to vote in compliance with the applicable legal provisions of the foreign investment law.

E) The shares without the right to vote will not be computed for purposes of determining the quorum for a Shareholders Meeting. Moreover, the shares with restricted or limited voting rights will only be computed to determine the quorum, and for the resolutions of the Shareholders Meetings when the shareholders must be called in order to exercise their right to vote.

(Stock Market Law Art. Bis 3, sec.II)

TWELFTH - In case of cancellation of the registration of the Company's shares in the Securities Section of the National Registry of Securities and Intermediaries, either upon the request of the Company or by resolution of the National Banking and Securities Commission pursuant to the Law, the shareholders that are titleholders of the majority of the common shares or who have the possibility to impose their decisions in the ordinary shareholders' meetings or of appointing the majority of the members of the Company's Board of Directors, will be obligated to make a public share purchase bid prior to the cancellation.

The shareholders, referred to in the above paragraph, will have the obligation to place in a trust, for a minimum period of six months, the resources necessary for purchasing the investors' shares that did not exercised this right at the same price as the bid; in the event that once the public bid is carried out and prior to the cancellation of the registration in the Registry, the aforementioned shareholders do not acquire 100% of the paid capital stock.

The public share purchase bid must be carried out at least at the higher price between the market value in the Stock Exchange or the share's book value in accordance with the last quarterly report presented to the Commission and the Stock Exchange before the beginning of the public offer, except when said value had been

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modified according to the criteria applicable to the determination of relevant information in which case the most recent financial information that the Company has must be considered. The market value will be the average weighted price by volume of the transactions that were effected during the last 30 days in which the Company's shares would have been negotiated prior to the date of the public bid, during a period that may not exceed six months. In case the number of days in which the shares were negotiated was less than 30, the days that effectively would have been negotiated will be taken. In the event that the shares are not negotiated in said period, the book value of the shares will be taken.

In case the public bid consists of more than one series of shares, the average of the above paragraph must be taken from each one of the series that will be cancelled, taking as the market value for the public offering of all the series, the highest average.

Within the five working days prior to the date the offering begins, the Company's Board of Directors must present their opinion with regards to their justification of the price of the public bid, in which they will take into account the minority shareholders' interests with the purpose of complying with what is established in article 16, second paragraph of the Stock Market Law and the opinion of the Audit Committee, which must be revealed in the event that it is contrary. In case the Board of Directors is facing situations that could generate a conflict of interest, the Board's opinion must be accompanied by another opinion issued by an Independent Expert selected by their Audit Committee, in which special emphasis is given to safeguarding the minority shareholders' rights.

The shareholders referred to in the first paragraph of this clause will not be obligated to carry out the public offering for the registry cancellation if the consent of the shareholders that represent at least 95% of the Company's capital stock is accredited by means of a resolution from a Meeting, and that the amount offered for the shares placed between the Great Public Investor, according to this clause, be less than 300,000 units of investment. The preceding can be done with the understanding that in order to request and obtain the cancellation, the Company must create a trust, as referred to in the second paragraph of this clause, and notify the cancellation and creation of the trust through the SEDI.

What is agreed in this clause will also be applicable to the common certificates of profit-sharing for shares, as well as the

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representative share certificates of two or more shares of one or more series of shares of the Company.

The shareholders obligated to carry out the public offering may request the Commission to authorize them, taking into consideration the Company's financial situation and perspectives, to use a different basis for determining the price referred to in the third paragraph of this clause, provided, however, that they present the Board of Directors' resolution, with the prior favorable opinion of the Audit Committee that includes its supporting reasons for justifying a different price, and accompanied by a report from the Independent Expert that gives special emphasis to the fact that the price is consistent with article 16 of the Stock Market Law.

(Sole Circular, Art.8, sec.III)

THIRTEENTH - Shares will be represented by certificates which must contain the requirements of article 125 of the General Business Law; they may cover one or more shares and will be consecutively numbered and signed by two members of the Board with their handwritten or facsimile signature.

In the event of loss, destruction or theft of one or more share certificates, the owner may request the issuance of new certificates, subject to the provisions of the General Law of Credit Instruments and Transactions. Expenses involved in the issue of the new certificates will be to the account of the interested party.

The Company will maintain a share registry as required under Article 128 of the General Business Law. The Company will recognize as the legitimate holder of the shares the person who is registered in said Registry. At the request of any interested party, following the necessary proof, the Company will register in said book the share transfers and conversions that are effectuated. The Registry Book will remain closed three days prior each Shareholders' Meeting until the following day after the Meeting. During this time, no registration will be made in said Book.


                                   ARTICLE III
                     ABOUT COMPANY MANAGEMENT AND VIGILANCE
                                    CHAPTER I
                        ABOUT THE ADMINISTRATIVE COUNCIL

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FOURTEENTH - Company management will be vested in the Board of Directors formed by at least five and a maximum of twenty equity and independent standing members as determined by the ordinary shareholders' meeting, of whom, at least twenty-five percent must be independents members. The ordinary shareholders' meeting will appoint for each standing member his or her alternate, at the Board's proposal, with the purpose of achieving an effective participation. The alternate member of an independent member must have the same status. (Stock Market Law, Art.14-Bis-sec.IV).

The alternate will enter into office in the event of a resignation or temporary absence of the standing member. The alternate will continue in office, according to the situation, until the cause that gave rise to the absence of the standing member disappears or until the Meeting makes a new appointment.


An equity member will be a person who has a shareholding in the Company for which he or she works. An independent member will be a person who has been invited to participate as a member of the Company's Board of Directors for his or her professional experience, capacity and prestige, provided that in addition, in no circumstance, he or she is:

A) An employee or executive of the Company or was either of these in the fiscal year immediately prior to his or her appointment;

B) A shareholder that without having been an employee or executive of the Company has the power of command over the executives of Company;

C) A member or employee of corporations or associations that render advisory or consultative services to the Company, to the companies that belong to the same economic group to which the Company forms a part of, whose incomes represent ten percent or more of those companies' incomes;

D) Client, supplier, debtor, creditor, member or employee of a corporation that is a client, supplier, debtor or creditor of the Company;

E) Employee of a foundation, association or civil partnership that receives important donations from the Company;

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F) Chief Executive Officer or high-level executive of a corporation on whose
Board of Directors the Company's Chief Executive Officer or a high-level executive participates; and

G) Spouse, concubine, blood relative or relative by marriage up to the first degree, with regards to any of the people mentioned in subsections "c" through "f" above, or up to the third degree, in relation to the persons indicated in subsections "a" and "b" above.

The Board of Directors will appoint from among its members the person who is to act as the Chairman of the Board and in the event of the latter's temporary absence, the General Counsel of the Company will preside, and in the absence of both, the independent member with the greatest seniority and who is an attorney-at-law will preside.

In the event of a permanent absence of the Chairman, the Board of Directors will be called whose meeting will be presided over by the General Counsel in order to appoint the new Chairman from among the members of the Board already appointed. The General Counsel may not be appointed as a candidate in the election process for the new Chairman.

The Secretary and the Assistant Secretary (or "Pro-Secretary") of the Board of Directors will be named by the Board. The appointment will be made independently of the positions or status held by the person appointed within or outside of the Company.

In addition to the Chairman of the Board, there may be a President and one or more vice-presidents of the Company who will be named by the Board of Directors. The President and the one or more Vice-presidents must be Mexican and may be shareholders, members of the Board or persons unrelated to the Company; they will represent the Company and will have the powers granted to them at the time they are appointed.

One or more Directors, Managers and Assistant Managers may also exist; they will be appointed by the Board of Directors and will have the powers granted to them at the time of their appointment. The persons who hold these positions may be shareholders, members of the Board, members of other administrative bodies or persons unrelated to the Company.

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FIFTEENTH - The Chairman of the Board will have the following powers:

A) He or she will represent the Board before all types of persons and authorities;

B) He or she will look to see that the resolutions of the shareholders' meetings and the Board of Directors, and the opinions of the Audit Committee and the Company's Examiners are fulfilled.

C) He or she will look to see that the legal provisions that regulate the Company's activities and transactions, as well as the provisions of the Company's By-laws, are fulfilled;

D) He or she will look to see that the Board meets at least once every three months. He may call a Board meeting, in which he will have the casting vote.

E) He or she will have all other powers and responsibilities that are attributed to him by the Company's laws and By-laws.

SIXTEENTH - The Ordinary Shareholders' Meeting will have the power to appoint the number of standing members of the Board of Directors, as it deems appropriate so that they may form part of the Executive Committee as temporary and revocable agents.

The Ordinary Shareholders' Meeting may appoint, in addition, other standing or alternate members of the Board of Directors so that, with the same status of temporary and revocable agents, they may act as alternate members of the Executive Committee and substitute for standing members during temporary or definitive absences of the former; the General Regular Shareholders Meeting will determine how said alternate members are to fulfill their duties.

The Executive Committee of the Company, as a collegiate body, will act and adopt its resolutions by the majority vote of its members and will have the powers and rights referred to in paragraphs a) through g) inclusive of the Seventeenth Clause of these by-laws.

SEVENTEENTH - The Executive Committee must inform the Board of Directors of the resolutions adopted when exercising the powers conferred upon it by this clause, at least annually or when in the

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judgment of the Committee, facts or acts occur, which are significant for the
Company.

The Executive Committee will have the power to appoint from among its members, the persons who will act as the Chairman and Secretary of the Company, as well as the power to determine the dates for their meetings, with the understanding that the Chairman of the Executive Committee must be a standing member of the Board of Directors and the Secretary of the Executive Committee may either be a standing member or an alternate member or the Secretary or Pro-secretary of the Board of Directors. The Chairman will have a casting vote.

The Executive Committee may not delegate all of its powers to any one person, but it may grant general and special powers when deemed appropriate and determine the persons who are to carry out its resolutions. In the absence of said appointment, both the Chairman and the Secretary will be authorized to execute them.

The Company's Examiner shall meet with the Committee and for this purpose; he must be duly called for a meeting. The Examiner will have the right to speak but not to vote.

EIGHTEENTH - The Directors and, in such case, members of the Committees, may or may not be Company shareholders; they will hold office for one year and may be reelected and will continue in office until their successors are appointed and take office.

NINETEENTH - All minority shareholders of common shares that represent at lease ten percent of the capital stock, in one or more share series will be entitled to name one Member and his respective alternate. The persons who exercise this right may not participate in the appointment of the remaining members.

All minority shareholders of shares of restricted vote, other than those that article 113 of the General Business Law foresees, or of shares of limited vote that represent at least ten percent of the capital stock, will be entitled to name one Member and his respective alternate. In default of this appointment by the minority shareholders, the shareholders of said class of shares will enjoy the right to name at least two members and their alternates. In this last case, the appointments, as well as the substitutions and revocations of the members, will be agreed upon in a special meeting. The persons who exercise this right may not participate

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in the appointment of the remaining Members. (Stock Market Law, Art.14 Bis 3,
sec.III).

The appointment of the Member or Members appointed by the minorities may only be revoked when the appointment of all the other Members is also revoked.

TWENTIETH - The Board of Directors will operate legally with the attendance of the majority of its members and its resolutions will be adopted by a majority vote.

In the event of a tie, the Chairman will have the casting vote.

TWENTY-FIRST - To attain the strategic vision of the Company, the Board of Directors will be in charge of managing all its businesses. Also, it is vested with the broadest powers to carry out all necessary or appropriate transactions according to the nature and purpose of the Company, except for the acquisition or sale of shares or those consisting of the exercise of the right of withdrawal that corresponds to this Company, for its participation in variable capital companies, in which case an authorization from the Ordinary Shareholders' Meeting will be required, if within the then-current corporate period of the Company, any of the following occurs either simultaneously or consecutively:

1) The purchase value of shares of another company is higher than 20% of the shareholders' equity according to the last statement of the financial position of this Company;

2) The sale value of shares of another company is higher than 20% of the shareholders' equity according to the last statement of the financial position of this Company;

3) The exercise of the withdrawal right in variable capital companies represents the reimbursement of shares, the value of which is higher than 20% of the shareholders' equity, according to the last financial position statement of the financial positions of this Company.

The Board of Directors will have the following powers, which may not be delegated:

Approve transactions that do not fall under the ordinary course of activity of the business and that are intended to be carried out between the company and its partners, with persons who form a

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part of management or with whom these persons maintain equity ties, or in such case persons who are blood relatives or relatives by marriage up to the second degree, the spouse or concubine; the purchase or sale of ten percent or more of the assets; the posting of guarantees for an amount higher than thirty percent of the assets, as well as transactions other than the foregoing that represent more than one percent of the company assets. The members of the Board of Directors will be responsible for the resolutions they adopt in connection with these matters, except in the case where the member has declared his or her disagreement at the time the act in question is discussed and resolved.

In addition, he or she will have the following powers, which he or she may delegate:

A) Carry out all transactions inherent in the Company's purpose or that result directly or indirectly from it and carry out acts of administration and strict domain.

B) Represent the Company in judicial and administrative matters and before persons and authorities of every kind, with a general power of attorney for lawsuits and collections, with all the general powers including the special powers that require a special power or clause by Law; initiate and abandon suits of all kinds, including the Writ of Amparo; prepare and answer interrogatories; arrive at transactions; submit to arbitration; file criminal complaints and charges and become a coadjutant of the Public Prosecutor until obtaining the remedy of damages caused by punishable acts.

C) Grant, subscription and endorsement of all types of credit instruments and documents.

D) Grant all types of guarantees and bonds on behalf of the company when deemed appropriate.

E) Delegate its powers to one or more Members for the performance of specific acts, determining their powers and duties.

F) Grant general and special powers of attorney, whether delegating or substituting their powers (but conserving them) and revoke them, including those required to file criminal complaints and charges.

G) Create Special Committees or designate specific officers to ensure that the shareholders and the market have access to the

Company's public information; establish internal control mechanisms; ensure that the Company has the necessary mechanisms to prove that it complies with the various legal provisions applicable to it; and regularly evaluate the performance of the Chairman and the top level officers of the Company, indicating to them their attributes, with the understanding that said bodies or officers who will constitute the presidency must be equity directors, and the other members may be equity members, independent members or officers, acting as an extension of the Board of Directors or the Executive Committee to provide them with support in making decisions on various matters. These bodies or officers do not constitute an executive body and do not assume functions that correspond to the Board of Directors and to the Executive Committee in the operating areas of the Company.

H) Name the one or more Directors, Managers and Assistant Managers necessary for the functioning of the Company and grant them the powers deemed necessary, as well as revoke their appointments.

I) Determine how the Company shares will be voted in Extraordinary and Ordinary Shareholders' Meetings of companies in which the Company is the majority shareholder, delegating as of this time said powers to the officer with powers to attend the Meetings in question.

J) Call General and Special Shareholders Meetings and approve the financial information of the Company that is to be presented to the Ordinary Shareholders' Meeting.

K) All others granted by these By-laws, the Shareholders' Meeting or the law.

TWENTY-SECOND - The Board of Directors will meet every three months at least, provided that the meeting is called by the Chairman, by twenty five percent of the members or any of the company examiners. The Examiner is to be called to all meetings of the Board and to all meetings of those intermediate consultation bodies in which the Board of Directors has delegated powers, and the Examiner will attend them with the right to speak but not to vote. Meetings will be held in Mexico City or elsewhere in national territory as resolved by the Board.

Calls to said meetings are to be sent to those who are required to attend at least five days in advance of the date of the event.

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

The Agenda or a list of items to be addressed and resolved is to be sent with the call.

TWENTY-THIRD - The following are the powers and obligations of the Secretary or Assistant Secretary of the Board of Directors:

I.- To act as Secretary or Assistant Secretary in Meetings of the Board and in Shareholders' Meetings.

II.- To keep the corporate books required by law and any others required under the By-laws that are not specifically assigned to another Company officer or employee.

III.- Have minutes of Shareholders' Meetings and Board Meetings notarized when so resolved by these bodies of the Company and when appropriate according to law; issue simple copies and certificates or excerpts of minutes of Board Meetings and Shareholders' Meetings, as well as of entries that appear in his or her books, authorizing them with his or her signature.

IV. - All other powers conferred by these By-laws and the Law.

TWENTY-FOURTH - The Chairman of the Board will preside over the meetings, and in his absence, the Member elected by the persons in attendance will then preside. In the absence of the Secretary of the Board, the person appointed by the member presiding over the meeting will act as secretary.

TWENTY-FIFTH - Minutes will be drawn up of all Board Meetings by the Secretary, recording the items addressed and the resolutions adopted. Said minutes will be transcribed in the respective Book of Minutes and will be signed by the persons who acted as Chairman and Secretary of the meeting, as well as by the one or more examiners if they attend.

TWENTY-SIXTH - In order to perform their duties, members of the Board and of the Committee created under the terms of the Thirteenth Clause hereof, the President, Vice-Presidents, Directors, Managers and Assistant Managers of the Company will post any of the following guarantees:

A) They will deliver to the company the sum of $1,000,000 (ONE MILLION PESOS, MEXICAN CURRENCY), or

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

B) They will post a bond in the amount mentioned above.


                                   CHAPTER II
                      THE AUDIT COMMITTEE AND THE EXAMINER

TWENTY-SEVENTH - The General Regular Shareholders' Meeting will create an Audit Committee, which will be comprised of directors, of whom the presiding director and the majority of the directors must be independent; meetings must be attended by the one or more Examiners who will attend as guests with the right to speak but not to vote. The Audit Committee will have the following duties, among others:

A) Prepare an annual report on its activities and present it to the Board of Directors which in turn will present it to the Shareholders' Meeting.

B) Render to the General Regular Shareholders' Meeting the annual report on its activities.

C) Issue an opinion with respect to transactions not related to the ordinary course of the Corporation businesses, and intended by it to be entered into with related parties or persons referred to in the Twenty First Clause hereof, regarding powers of the Board of Directors that may not be delegated.

D) Propose, when deemed appropriate, that independent specialists be retained so they give their opinion in respect to those transactions referred to in the preceding sub-paragraph; as well as related to the following transactions: (i) sale or purchase of ten percent (10%) or more of the assets; (ii) granting of guarantees in excess of an amount of thirty percent (30%) of the assets; and
(iii) transactions other than the above-mentioned representing more than one per cent (1%) of the Company assets.

E) Assess from time to time the internal control policies in order to verify compliance with good corporate management practices and generally accepted accounting principles applied to the Company.

F) Analyze the regular and extraordinary information that the Company should submit to the National Bank and Securities Commission, the Stock Exchanges, the investors, and the Stock Exchange Authorities of Mexico and other countries where the Company has its securities quoted or publicly offered, in such a manner that this information is accurate, clear, and timely, to be in compliance with the applicable legal framework, and so it reasonably shows its financial status, the operating results, and cash-flows of the Company within the period included in the applicable report;

G) Advise the Board of Directors about those candidates who may act as External Auditors;

H) Establish policies for hiring employees or former employees of external auditors of the Company;

I) Check the observation letters and Audit Reports from External Auditors,

J) Assist the Board of Directors reviewing the consolidated financial data.

K) Verify that the Company has policies that contribute to the adherence to various legal provisions that are submitted;

L) Issue recommendations and opinions needed and related to its purposes and duties, in respect of such rules issued by the National Bank and Securities Commission or any competent stock security authority;

M) Be the Company's consulting body in order to assist its decision-making bodies with judgment elements that contribute to the compliance of the provisions ruling it and good corporate management;

N) Consider, when appropriate in order to have better assessment of securities matters, the comments of financial analysts and risk qualifying agencies;

O) Assist the Chairman of the Board of Directors, the Executive Finance Vice President and the Executive Management Vice President to comply with the duties established for their positions in the applicable laws and, especially, to comply with the requirements of certification and controls and procedures for disclosing of information;

P) Know about relevant events that may affect the results or performance of the Company, to suggest the acts or omissions deemed appropriate to prevent any contingency;

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

Q) Any other specific duties assigned to it by the Board of Directors.

TWENTY-EIGHTH - Company vigilance will be vested in one or more Examiners designated by the General Regular Shareholders' Meeting and they may be shareholders or persons unrelated to the Company. The Shareholders' Meeting may designate at its discretion the alternate Examiners who will take office in the order in which they were designated in the event of absence of the standing Examiners, due to resignation or from impossibility declared by them to continue performing their duties. They will remain in office until the impossibility to perform disappears or the Shareholders makes a new designation.

TWENTY-NINTH - The one or more Examiners will hold office for one year and will cease to perform their duties at the time their successors have been designated and take office.

THIRTIETH - Examiners will have the powers granted to them by the General Corporation Law.

THIRTY-FIRST - In order to perform their duties, Examiners will post either of the guarantees mentioned in the Twenty Sixth Clause of these By-laws.


                                   ARTICLE IV
                     THE FISCAL PERIOD AND THE BALANCE SHEET

THIRTY-SECOND - The fiscal period will run from January 1 to December 31 of each year.

THIRTY-THIRD - Upon the conclusion of each fiscal period, the Board of Directors will prepare a balance sheet in accordance with terms outlined in article 172 of the General Corporation Law. This balance sheet is to be concluded and delivered to the Examiner or Examiners no later than at the end of the third month following the close of the period and to which the Examiner or Examiners will render their opinion pursuant to the law.

In respect to said balance sheet, the provisions of Articles one hundred seventy three to one hundred seventy seven of the cited Law will apply.

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

                                    ARTICLE V
                              SHAREHOLDERS MEETINGS

THIRTY-FOURTH - General Shareholders Meetings, Ordinary or Extraordinary, will be held in accordance with the provisions of the General Corporation Law. Calls to said meetings are to be published and will indicate the place, date and time and the items to be discussed according to Agenda in one of the most widely distributed newspapers in the Federal District, at least 15 calendar days in advance of the date for the meeting. Meetings may be held without prior call if holders of all the shares are present. From the time the call is published for the Shareholders' Meeting, the information and the documents related to each one of the points on the Agenda are to be immediately available to the shareholders at no cost.

Shareholders entitled to vote, including a limited or restricted vote, who represent at least ten per cent (10%) of the capital stock, may request that a General Regular Shareholders meeting be called pursuant to article one hundred eighty four of the General Corporation Law.

THIRTY-FIFTH - The Shareholders Meeting is the supreme authority of the Company and all other bodies will be subject to its resolutions or accords. General Regular Shareholders Meetings will be held on the day designated by the Board of Directors, but in any case they will meet at least once a year within the four months following the close of the fiscal period and they will address the items indicated in article one hundred eighty one of the General Corporation Law, and any matters other than those expressly reserved to the jurisdiction of the Extraordinary or Special Shareholders' Meeting. Said meetings will also analyze the report regarding the consolidated and unconsolidated financial statements of the issuer referred to in the general points of article one hundred seventy two of the General Corporation Law, corresponding to the immediately preceding period of the Company, when the Company holds fifty percent or more of the capital of other companies or when under any title it has the power to determine their management, provided that said investment is at least twenty percent of the shareholders' equity of the issuer or more. The issuer will be required to publish both financial statements in the form and with the frequency established by article one hundred seventy seven of the General Corporation Law.

The General Extraordinary Meetings will be called to address any matters outlined in article one hundred eighty two of the General Corporation Law and any other matter required in accordance with these By-laws from a qualified majority of shareholders.

Shareholders representing at least fifteen percent of the capital stock may directly exercise civil liability actions against the administrators, provided that they satisfy the requirements of article one hundred fifty three of the General Corporation Law. Said action may also be exercised in respect to the Examiners and members of the Auditing Committee, adjusting itself to cited legal precept.

Shareholders with voting rights, including a limited or restricted right, who constitute at least ten percent of the shares represented at a meeting may request that voting be postponed on any item in respect to which they consider that they are not sufficiently informed, adjusting to the terms and conditions of article one hundred ninety nine of the General Corporation Law.

Shareholders with voting rights, including limited or restricted voting rights, that represent at least twenty percent of the capital stock may object judicially to resolutions of General Meetings in respect to which they are entitled to vote, provided that they satisfy the requirement of article two hundred one and adhere to provisions in article two hundred two of the General Corporation Law.

THIRTY-SIXTH - In order for shareholders to be entitled to attend Meetings, they will deposit their shares with a securities depository or will leave them in the possession of the Secretary of the Board at the offices established at the corporate domicile or with a credit institution in Mexico or abroad.

The deposits made to the Company are to be made at least two days prior to the day indicated for the meeting. An admission card to the Meeting will be given against the shares deposited, and it will show the number and class of shares it covers, the name of the shareholder and the number of votes corresponding to it. If the deposit is made with a credit institution, the respective proof of deposit must also to be presented to the Company at least two days prior to the date set for the meeting against which the admission card to the Meeting will be delivered. The shares and the certificates exhibited will be returned after the Meeting has been held in exchange for the voucher that was issued.

Moreover, persons who attend Shareholders Meetings of the issuer as proxies have the option to evidence their legal capacity by a power of attorney granted on the format prepared by the issuer, which must satisfy the following requirements:

1) Indicate clearly the name of the issuer as well as the agenda. The items referred to in articles one hundred eighty one and one hundred eighty two of the General Corporation Law may not be included under the items entitled Miscellaneous; and

2) They will contain space for the instructions indicated by the grantor for the exercise of the proxy.

The issuer will maintain at the disposal of brokers in the Securities Exchange who evidence that they represent shareholders of the issuer, throughout the period referred to in article one hundred seventy three of the General Corporation Law, formats of the proxies so that they may timely deliver them to their principals.

The Secretary of the Board of the issuer will be required to verify the observance of all the provisions stated in the preceding paragraphs and inform it to the Meeting, certifying the same in the corresponding Minutes.

THIRTY-SEVENTH - Meetings will be chaired by the Chairman of the Board of Directors and in his absence by the person designated by the Meeting. The Secretary of the Board will act as the Secretary of the Meeting and in his absence by the Pro-Secretary of the Board and, in their absence, the person designated by the Chairman or the Meeting.

The Chairman will name the inspector of quorum at his discretion to prepare the respective attendance list and the calculations of shares.

Minutes will be drawn up of the Meetings and will be signed by the person who presides over them, by the person who acts as Secretary, by the inspectors of quorum and by the Examiner when he attends.

Copies, certificates or extracts of minutes of Meetings that are required to be issued for any reason will be authorized by the Secretary of the Board.

                                   ARTICLE VI
                                   THE RESULTS

THIRTY-EIGHTH - The net profits obtained during each fiscal year will be distributed as follows:

1. - 5% (five percent) will be separated to constitute the legal reserve until it amounts to one fifth of the capital stock, and if it diminishes, it will be replenished in the same way, in the terms of article twenty of the General Corporation Law.

2. - The amount as agreed by the General Shareholders Meeting to constitute one or more welfare funds will be set aside.

3. - As for the balance, if any, it will be distributed as decided by the Meeting.


                                   ARTICLE VII
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

THIRTY-NINTH - The Company will be dissolved in those cases contemplated in the General Corporation Law.

FORTIETH - Upon dissolution of the Company, it will be placed in liquidation whereby one or more liquidators will be in charge of the Company. The liquidators will be named at the Shareholders Meeting.

FORTY-FIRST - Except as resolved by the General Shareholders Meeting, the one or more liquidators will have the powers conferred upon them by Article two hundred forty two of the General Corporation Law, and they will distribute the balance remaining among the shareholders, subject to the rules established in Article one hundred thirteen, two hundred forty seven and two hundred forty eight of cited Law and in these By-laws.


                               GENERAL PROVISIONS

For anything not stipulated herein, the provisions of the General Corporation Law and the Special Provisions of the Stock Exchange Law will govern.


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